Exhibit 99.1

Press Release

Contact:

John Woolford

Westwicke Partners, LLC

443-213-0506

john.woolford@westwickepartners.com

EXACT Sciences Receives NASDAQ Compliance Notice

Marlborough, MA — March 9, 2009 — EXACT Sciences Corporation (NASDAQ: EXAS) today announced that, on March 6, 2009, the Company received notice from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) that the Company no longer satisfies Marketplace Rule 4310(c)(3), which requires a listed security to maintain a minimum $35 million in market value of listed securities, or stockholders’ equity of at least $2.5 million for continued listing on The NASDAQ Capital Market (the “Rule”).  The Staff’s notice has no effect on the Company’s listing at this time.

In accordance with Marketplace Rule 4310(c)(8)(C), the Company has been provided a period of 90 calendar days, through June 4, 2009, to regain compliance with the Rule.  The Company will evidence compliance with the Rule if it maintains a minimum $35 million market value of its common stock for at least 10 consecutive business days or stockholders’ equity of at least $2.5 million.  If the Company has not regained compliance with the Rule by June 4, 2009, the Staff will issue a letter notifying the Company that its common stock is subject to delisting.  At that time, the Company may appeal the Staff’s determination to a Listings Qualifications Panel, which appeal will stay any delisting action by the Staff pending the Listing Qualifications Panel’s consideration of the matter.  The Company is exploring options to regain compliance.

As previously announced, on January 27, 2009, EXACT consummated a strategic relationship with Genzyme Corporation for total cash proceeds of up to $24.5 million, including $22.65 million received at closing, with an additional $1.85 million to be received by July 2010, contingent upon the non-occurrence of certain events.  Based on current expectations and operating assumptions, EXACT believes that its cash resources should last into 2011.

EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop patient-friendly screening technologies for use in the detection of cancer. EXACT has established a strategic relationship with Genzyme to, among other things, facilitate the development of the Company’s next-generation stool-based DNA (sDNA) technology. EXACT maintains an exclusive license agreement in the United States and Canada with Laboratory

Corporation of America® Holdings (LabCorp®) for certain intellectual property relating to sDNA screening. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology. EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning the continued listing of its common stock on The NASDAQ Stock Market, expectations regarding its cash resources and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, EXACT Sciences’ ability to regain compliance with NASDAQ continued listing requirements, changes in FDA guidance or policy; the success of EXACT’s strategic relationship with Genzyme; the risks of litigation; the ability to attract prospective collaborators or other parties to enter into a collaboration, acquisition or other strategic transaction with EXACT; the ability to raise additional capital on acceptable terms; the success of its strategic relationship with LabCorp; EXACT Sciences’ ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to increase the performance its technologies; the ability of EXACT Sciences or LabCorp to lower the cost of stool-based DNA screening technologies through automating and simplifying key operational processes; and the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

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